Exhibit 99.1

NEWS
Investor Relations Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087	Media Contact: Melissa McClain Director, Communications media@quakerhoughton.com T. 1.610.832.7809
For Release: Immediate
Quaker Houghton Appoints Russell R. Shaller to its Board Of Directors

CONSHOHOCKEN, PA (PR Newswire) – July 26, 2023 – Quaker Houghton (NYSE: KWR) today announced the appointment of Russell R. Shaller to Quaker Houghton’s Board of Directors, effective immediately.
Michael F. Barry, Chairman of the Board of Directors of Quaker Houghton, stated: “We are extremely pleased to welcome Russell to our Board. Russell is a proven leader with extensive experience across several industries which will be a valuable asset to our Board and our Company.”
Mr. Shaller has served as President and Chief Executive Officer and director of Brady Corporation (NYSE: BRC) since April 2022. Prior to being appointed to his current role, Mr. Shaller served as President of the Identification Solutions business at Brady Corporation from 2015 to 2022. Prior to joining Brady Corporation, Mr. Shaller served as President of Microwave Solutions for Teledyne Technologies Inc. (NYSE: TDY) from 2008 to 2015. Previously, Mr. Shaller served in several positions of increasing responsibility at W.L. Gore & Associates, including as Division Leader, Electronic Products Division from 2003 to 2008 and General Manager of Gore Photonics from 2001 to 2003. Prior to joining W.L. Gore in 1993, Mr. Shaller worked in engineering and program management positions at Westinghouse Corporation. Mr. Shaller holds a bachelor’s degree in electrical engineering from the University of Michigan, a master’s degree in electrical engineering from Johns Hopkins University, and an MBA from the University of Delaware.
Andy Tometich, Chief Executive Officer and President, stated: “Russell’s industry knowledge and focus on driving growth through innovation will support the execution of our profitable growth strategy, better positioning our Company to deliver long-term value for all stakeholders.”
About Quaker Houghton:
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,600 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.
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